EXHIBIT 99.1

News Release

Investor Contact:	Don Washington	EnPro Industries
	Director, Investor Relations and	5605 Carnegie Boulevard
	Corporate Communications	Charlotte, North Carolina 28209-4674
Phone: 704 731 1500
Fax: 704-731-1511
Phone:	704-731-1527	www.enproindustries.com

Email:	don.washington@enproindustries.com

EnPro Industries Announces Fourth Quarter and Year End Earnings

•	Sales grew 14% in the fourth quarter, 13% for the full year as all operations benefited from stronger markets

•	New facilities in U.S., China, and Slovakia open new markets and reduce cost of manufacturing

•	Segment profits increase by 5% for both fourth quarter and full year, despite substantial increases in restructuring costs

•	New asbestos filings decline 61% from 2003 to lowest levels since early 1990s

CHARLOTTE, N.C., February 17, 2005 — EnPro Industries, Inc. (NYSE: NPO) today announced net income of $3.9 million, or $0.18 a share, for the fourth quarter of 2004. Sales in the quarter were $204.1 million. These results compare to net income of $8.4 million, or $0.40 a share, and sales of $179.0 million in the fourth quarter of 2003. Earnings per share are expressed on a diluted basis throughout this release.

Several significant items affected results in the fourth quarters of 2004 and 2003. In total, these items decreased earnings by $3.1 million, or $0.15 a share, in the fourth quarter of 2004 and increased earnings by $1.6 million, or $0.08 a share, in the fourth quarter of 2003. Significant items in the fourth quarter of 2004 consisted primarily of restructuring charges related to the company’s strategic operating initiatives. A table showing the effect of these items on net income and earnings per share is included with this release.

For the full year of 2004, the company reported net income of $33.8 million, or $1.60 a share, on sales of $826.3 million. This compares to net income of $33.2 million, or $1.61 a share, in 2003, when sales were $730.1 million. Several significant items affected results in both years, decreasing earnings by $3.6 million, or $0.17 a share, in 2004 and increasing earnings by $3.1 million, or $0.15 a share, in 2003. The effect of these items is reflected in the attached table.

“We made significant progress on our corporate strategy in 2004,” said Ernie Schaub, president and chief executive officer. “Stronger markets led to increased activity at most operations, and sales grew substantially in both the fourth quarter and for the full year. We invested heavily in our operations, opening three new facilities, which contributed to a 60% increase in capital expenditures in 2004, and we spent substantially more on restructuring initiatives. Despite an increase of $6.8 million in restructuring costs and a $7.5 million loss provision at Fairbanks Morse in the third quarter, segment profits for the year still increased by $4.5 million, or about 5%, compared to 2003.

“Even though our primary focus in 2004 was on preparing our operations for growth and better results in the future, performance improved at almost every operation compared to 2003, ” Schaub continued. “We have established a consistent pattern of improvement since we became an independent public company in 2002. We believe this is the result of effective operating strategies that have enabled us to take advantage of improving markets. We remain committed to those strategies in 2005.”

Beginning with the fourth quarter and full year of 2004, EnPro has implemented a new reporting structure with the creation of a third business segment. The new segment, called Engine Products and Services, comprises the products and services supplied by Fairbanks Morse Engine, which was previously reported as part of the Engineered Products segment. Tables reflecting the new segment structure in prior periods are available in the investor section of the company’s website, http://www.enproindustries.com.

Asbestos Claims

The rate of new asbestos claims filed against Garlock Sealing Technologies continued to decline, as about 2,000 new claims were filed in the fourth quarter. For the full year of 2004, 17,400 new claims were filed, a 61% reduction compared to 2003, when there were 44,700 new filings. The total of new claims filed in 2004 was the lowest yearly total since the early 1990s.

Payments to settle asbestos claims and for associated fees and expenses declined by about $12 million to $122.8 million in 2004. However, net cash outflows for claims and expenses increased by about $5 million to $40.3 million, reflecting delays in the collection of insurance caused by a dispute with a group of London-based carriers. The dispute was settled during the fourth quarter of 2004, and in January 2005, Garlock received past due reimbursements totaling approximately $22 million. Had this amount been collected in 2004, net cash outflows for asbestos-related claims and expenses would have been significantly less than the $35.5 million net cash outflow in 2003.

“We committed fewer total dollars to settlements for the third consecutive year as a result of our strategy to reduce cash outflows for asbestos claims. We expect net cash outflows will decline sharply in 2005 as we approach our goal of more closely matching Garlock’s settlement costs with anticipated insurance payments,” said Schaub.

“We are also encouraged to report that the trend of significantly lower new filings has continued now for six consecutive quarters,” Schaub continued. “However, asbestos claims remain a significant issue for EnPro and many other companies. We continue to believe the time is right for a national legislative solution that provides fair and timely compensation for those truly afflicted with an asbestos-related disease and certainty for the thousands of companies burdened by asbestos claims, a high percentage of which are filed by people with no physical impairment.”

Sealing Products

($ Millions)
Quarter Ended	12/31/04	12/31/03

Segment Sales	$91.1	$84.3
Segment Profit	$12.8	$11.3
Segment Margin	14.1%	13.4%

For the quarter, sales in the Sealing Products segment were $91.1 million, an 8% increase over the fourth quarter of 2003. Stemco reported 16% higher sales as demand from heavy-duty truck and trailer manufacturers and from aftermarket activities remained strong. Sales at Garlock Rubber Technologies improved by over 20% as primary materials industries increased the demand for conveyor belting material. Garlock Sealing Technologies’ sales were about the same as a year ago, as a stronger euro and increased activity in Garlock’s oil and natural gas markets were offset by declines in European and North American industrial markets.

Segment profits increased by 13% in the quarter, to $12.8 million, and segment profit margins improved to 14.1% from 13.4%. Stemco reported higher profits and margins as volume increased and as cost reductions and other initiatives offset a weaker product mix and higher material costs, primarily for steel. Segment profits also benefited from improvements at Plastomer Technologies. Garlock Sealing Technologies benefited from stronger oil and natural gas markets; however, lower volume in its industrial markets and increased expenses associated with severance and reorganization activities resulted in lower profits and margins. The improvement in segment profits over 2003 also reflects the write down of certain assets at Garlock Rubber Technologies in the fourth quarter of 2003.

($ Millions)
Year Ended	12/31/04	12/31/03

Segment Sales	$374.7	$333.0
Segment Profit	$58.6	$48.7
Segment Margin	15.6%	14.6%

For the full year of 2004, Sealing Products segment sales increased by 13% to $374.7 million as all operations in the segment reported higher sales volume. At Garlock Sealing Technologies, higher sales to North American power generation and steel markets and a stronger euro led to a 9% increase in sales. Sales were 19% higher at Stemco, reflecting stronger order levels from the heavy-duty trucking industry. Stronger markets also led to improved sales at Garlock Rubber Technologies and Plastomer Technologies.

Segment profits improved by 20% compared to 2003 and segment margins improved by a full percentage point to 15.6%. Higher volumes from steel, power generation and oil and gas markets and the benefit of cost reductions resulted in increased profits and margins at Garlock Sealing Technologies. Stemco also reported higher profits and margins as increased volume and improved pricing more than offset a weaker product mix and higher material costs. Plastomer Technologies reported increased profits and margins primarily as the result of higher volume.

Engineered Products

($ Millions)
Quarter Ended	12/31/04	12/31/03

Segment Sales	$79.6	$76.9
Segment Profit	$5.4	$7.0
Segment Margin	6.8%	9.1%

In the fourth quarter, sales in the Engineered Products segment grew by 4% to $79.6 million, compared to 2003 when sales were $76.9 million. In 2003, the fourth quarter included sales of about $5 million from Haber-Sterling, which was sold in mid-2004 and contributed no sales in the fourth quarter of 2004. Within the segment, sales were up 12% at GGB, reflecting stronger industrial and automotive markets, and to a lesser degree, a stronger euro. Sales were also 12% higher at Quincy Compressor, reflecting an overall improvement in the strength of Quincy’s industrial markets. Sales at France Compressor Products also improved, reflecting stronger European markets.

Segment profits in the fourth quarter declined by $1.6 million or 23%, after an increase of more than $3 million in restructuring costs, compared with 2003. These costs were associated with the transfer of certain GGB operations from Annecy, France to its new operation in Slovakia, and the relocation of France Compressor Products’ domestic operations to Houston. These costs reduced both profits and profit margins at GGB and France Compressor Products. Profits improved at Quincy Compressor, but higher material costs and increased expenses associated with the start-up of a new plant in China led to a slight decline in margins. Restructuring expenses and expenses associated with Quincy Compressor’s China start up contributed to a decline in segment margins, which were 6.8% compared to 9.1% a year ago.

($ Millions)
Year Ended	12/31/04	12/31/03

Segment Sales	$335.8	$304.2
Segment Profit	$32.6	$30.9
Segment Margin	9.7%	10.2%

For the full year of 2004, sales in the Engineered Products segment improved by 10% to $335.8 million. Stronger automotive and industrial markets in the United States and Europe and a stronger euro helped GGB increase sales by 19% for the year. Quincy Compressor also benefited from higher volume as its markets improved and sales increased by 12%. Sales at France Compressor Products increased about 4% in 2004, reflecting a stronger euro. Haber-Sterling, which was sold in mid-year 2004, contributed about $20 million in sales to 2003, compared to about $11 million in 2004.

Segment profits in the Engineered Products segment for the full year of 2004 increased by 6% to $32.6 million but margins declined to 9.7% because of higher restructuring costs at France Compressor Products and GGB. Restructuring costs were about $7 million higher than in 2003. Despite higher restructuring costs, GGB’s profits improved substantially and profits margins were higher than in 2003. Higher volumes from industrial and automotive markets, a favorable product mix, benefits of restructuring in prior years and the benefit of a stronger euro more than offset the effect of restructuring costs and material cost increases. At Quincy Compressor, higher volume led to a 14% improvement in profits and to a slight increase in profit margins, despite expenses incurred for its new plant in China. Restructuring costs at France Compressor Products reduced that company’s profits and profit margins compared to 2003.

Engine Products and Services

($ Millions)
Quarter Ended	12/31/04	12/31/03

Segment Sales	$33.6	$18.2
Segment Profit	$2.5	$1.4
Segment Margin	7.4%	7.7%

Sales at Fairbanks Morse Engine increased by 85% compared to the fourth quarter of 2003. The increase was the result of higher engine shipments in 2004, compared to 2003, when no engines were shipped. Segment profits benefited from a stronger mix of higher margin service work and lower depreciation compared to a year ago. There was no significant contribution to profits from the increase in engine shipments, and margins declined.

($ Millions)
Year Ended	12/31/04	12/31/03

Segment Sales	$116.9	$94.4
Segment Profit	$0.9	$8.0
Segment Margin	0.8%	8.5%

For the full year, Fairbanks Morse Engine reported a 24% increase in sales as engine shipments associated with U.S. Navy shipbuilding programs increased. However, parts and service sales were lower than in 2003. The decline in profits and profit margins was primarily the result of a $7.5 million loss recorded in the third quarter of 2004 in connection with certain engine programs. The decline also reflected reduced demand for parts and service.

Cash Flow

EnPro’s cash balance on December 31, 2004 was $108 million, an improvement from about $95 million at the beginning of the year, even though capital expenditures increased by over 60% in 2004 to $37 million as the company invested in programs to improve the performance of its operations. After spending approximately $40 million in net cash outflows for asbestos-related claims and expenses, net cash provided by operating activities still totaled about $41 million for the year.

Outlook

“We expect our operating performance to continue to improve in 2005,” said Schaub. “Our markets grew significantly in 2004. We expect them to remain healthy and continue to grow in 2005. Better markets, price increases and increased market shares as a result of the introduction of new products should lead to higher sales in 2005. Increased volumes, combined with the benefits of our lean manufacturing initiative, restructuring activities, new facilities, price increases and the disciplined execution of our operating strategies, should result in higher profits in 2005, even when the significant items which reduced earnings in 2004 are excluded from the comparison.”

Schaub noted that EnPro’s current outlook for 2005 does not include any significant restructuring charges. However, he said the company is currently evaluating options for a substantial investment in Garlock Sealing Technologies. The project would likely extend over several years and the total cost over that period would significantly exceed the restructuring costs incurred by EnPro in 2004. A decision on the investment is subject to a number of factors, including the outcome of labor negotiations currently underway at Garlock’s principal U.S. manufacturing location in Palmyra, New York. However, Schaub said a decision is likely in the first half of 2005 and the project could commence later this year.

He also said the company’s outlook for 2005 does not reflect the possibility of strategic acquisitions or divestitures that could be made during the year.

Cash flows in 2005 are expected to benefit from lower net asbestos payments and improved operating income. Capital spending is likely to be comparable to the levels of 2004 as a result of continued investments in operational efficiencies, cost reductions and new product development.

As a result of two significant adverse asbestos verdicts in 2004, Garlock Sealing Technologies will be required to provide security in the form of bonds in connection with its appeals. The bonds could exceed the total amount of the verdicts and total as much as $41 million for the two cases. Use of the cash collateral required for the bonds would be restricted for the period of the appeals, which could be for up to three years. Garlock is confident that it will prevail on the appeals, particularly on the issue of punitive damages.

Conference Call Information

EnPro will hold a conference call today, February 17, 2005, at 9:00 a.m. Eastern Time to discuss fourth quarter and year end earnings. To participate in the call, dial (800) 289-0569 approximately 10 minutes before the call begins. The company’s financial results will also be available on the website.

A replay of the call will be available on the company’s website immediately after the call or by telephone approximately two hours after the call. To listen to the telephone replay, dial (888) 203-1112 and enter the access code 4002435. The telephone replay will be available through February 25, 2005.

Forward Looking Statements

Statements in this release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: the resolution of current and potential future asbestos claims against certain of our subsidiaries which depends on such factors as the possibility of asbestos reform legislation, the financial viability of insurance carriers, the timing of payments of claims and related expenses, the timing of insurance collections, limitations on the amount that may be recovered from insurance carriers, the bankruptcies of other defendants and the results of litigation; general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt and lease payments, employee benefit obligations and other matters. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2003 and the Form 10-Q for the quarter ended September 30, 2004, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, compressor systems, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

For the Quarters and Years Ended December 31, 2004 and 2003
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Years Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2004	2003	2004	2003

Sales	$204.1	$179.0	$826.3	$730.1

Operating costs and expenses:
Cost of sales	141.3	122.1	572.1	500.0
Selling, general and administrative expenses	46.3	42.8	185.2	164.9
Asbestos-related expenses	3.6	1.5	10.4	9.8
Restructuring and other costs	4.7	1.8	9.4	2.6
Loss (gain) on sale of assets, net	—	(2.5)	1.8	(2.5)

Total operating costs and expenses	195.9	165.7	778.9	674.8

Operating income	8.2	13.3	47.4	55.3

Interest expense, net	(1.6)	(1.7)	(7.1)	(7.6)
Mark-to-market adjustment for call options	(0.4)	1.2	(0.2)	1.2
Other income	—	—	10.8	2.0

Income before income taxes	6.2	12.8	50.9	50.9

Income tax expense	(2.3)	(4.4)	(17.1)	(17.7)

Net income	$3.9	$8.4	$33.8	$33.2

Basic earnings per share	$0.19	$0.41	$1.65	$1.64

Average common shares outstanding (millions)	20.6	20.2	20.5	20.2

Diluted earnings per share	$0.18	$0.40	$1.60	$1.61

Average common shares outstanding (millions)	21.2	20.9	21.2	20.6

EnPro Industries, Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Years Ended December 31, 2004 and 2003
(Stated in Millions of Dollars)

	2004	2003

Operating activities
Net income	$33.8	$33.2
Adjustments to reconcile net income to net cash provided by operating activities:
Mark-to-market adjustment for call options	0.2	(1.2)
Loss (gain) on sale of assets, net	1.8	(2.5)
Gain on TIDES repurchase	—	(1.5)
Payments for asbestos-related claims, net of insurance proceeds	(29.9)	(25.7)
Depreciation and amortization	31.6	31.6
Deferred income taxes	2.8	10.8
Change in other current assets and liabilities	(5.4)	1.9
Change in other non-current assets and liabilities	6.2	(2.6)

Net cash provided by operating activities	41.1	44.0

Investing activities
Purchases of property, plant and equipment	(36.9)	(22.7)
Proceeds from sales of assets	9.8	6.4
Receipt (payments) in connection with acquisitions of businesses	0.3	(20.5)

Net cash used in investing activities	(26.8)	(36.8)

Financing activities
Borrowings	—	4.7
Repayments of debt	(5.4)	(3.9)
Proceeds from issuance of common stock	1.5	0.5
Transfer to Goodrich	—	(0.6)

Net cash provided by (used in) financing activities	(3.9)	0.7

Effect of exchange rate changes on cash and cash equivalents	2.9	5.0

Net increase in cash and cash equivalents	13.3	12.9
Cash and cash equivalents at beginning of year	94.7	81.8

Cash and cash equivalents at end of year	$108.0	$94.7

EnPro Industries, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

As of December 31, 2004 and 2003
(Stated in Millions of Dollars)

	2004	2003

Current assets
Cash and cash equivalents	$108.0	$94.7
Accounts and notes receivable	115.8	107.4
Asbestos insurance receivable	109.9	104.2
Inventories	58.6	50.6
Other current assets	31.3	26.7

Total current assets	423.6	383.6

Property, plant and equipment	146.7	135.8
Goodwill and other intangible assets	193.0	201.1
Asbestos insurance receivable	329.3	219.8
Other assets	81.5	80.4

Total assets	$1,174.1	$1,020.7

Current liabilities
Current maturities of long-term debt	$0.2	$2.9
Accounts payable	55.5	47.7
Asbestos liability	74.0	99.5
Other accrued expenses	60.5	58.1

Total current liabilities	190.2	208.2

Long-term debt	164.6	167.3
Deferred income taxes	41.0	32.3
Retained liabilities of previously owned businesses	44.9	44.0
Environmental liabilities	32.2	33.4
Asbestos liability	152.5	41.7
Other liabilities	72.2	57.2

Total liabilities	697.6	584.1

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	411.6	406.8
Retained earnings	59.3	25.5
Accumulated other comprehensive income	7.0	5.7
Common stock held in treasury, at cost	(1.6)	(1.6)

Total shareholders’ equity	476.5	436.6

Total liabilities and shareholders’ equity	$1,174.1	$1,020.7

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters and Years Ended December 31, 2004 and 2003
(Stated in Millions of Dollars)

Sales

	Quarters Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Sealing Products	$91.1	$84.3	$374.7	$333.0
Engineered Products	79.6	76.9	335.8	304.2
Engine Products and Services	33.6	18.2	116.9	94.4

	204.3	179.4	827.4	731.6
Less intersegment sales	(0.2)	(0.4)	(1.1)	(1.5)

	$204.1	$179.0	$826.3	$730.1

Segment Profit

	Quarters Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Sealing Products	$12.8	$11.3	$58.6	$48.7
Engineered Products	5.4	7.0	32.6	30.9
Engine Products and Services	2.5	1.4	0.9	8.0

	$20.7	$19.7	$92.1	$87.6

Segment Return on Sales

	Quarters Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Sealing Products	14.1%	13.4%	15.6%	14.6%
Engineered Products	6.8%	9.1%	9.7%	10.2%
Engine Products and Services	7.4%	7.7%	0.8%	8.5%

	10.1%	11.0%	11.1%	12.0%

Reconciliation of Segment Profit to Net Income

	Quarters Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003

Segment profit	$20.7	$19.7	$92.1	$87.6
Corporate expenses	(7.6)	(6.5)	(26.8)	(22.5)
Asbestos-related expenses	(3.6)	(1.5)	(10.4)	(9.8)
Gain (loss) on sale of assets, net	—	2.5	(1.8)	2.5
Interest expense, net	(1.6)	(1.7)	(7.1)	(7.6)
Mark-to-market adjustment for call options	(0.4)	1.2	(0.2)	1.2
Other income (expense), net	(1.3)	(0.9)	5.1	(0.5)

Income before income taxes	6.2	12.8	50.9	50.9
Income tax expense	(2.3)	(4.4)	(17.1)	(17.7)

Net income	$3.9	$8.4	$33.8	$33.2

EnPro Industries, Inc.

Significant Items Impacting Net Income (Unaudited)

For the Quarters and Years Ended December 31, 2004 and 2003
(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended December 31,
	2004		2003
	$	Per share	$	Per share
Mark-to-market adjustment for call options	$(0.2)	$(0.01)	$0.7	$0.04

Restructuring and other costs	(2.9)	(0.14)	(1.1)	(0.05)

Gain on sale of assets	—	—	1.6	0.07

Tax accrual adjustments	—	—	0.4	0.02

Impact — increase (decrease)	$(3.1)	$(0.15)	$1.6	$0.08

	Years Ended December 31,
	2004		2003
	$	Per share	$	Per share
Environmental insurance settlement	$6.3	$0.29	$—	$—

Mark-to-market adjustment for call options	(0.2)	(0.01)	0.7	0.04

Gain on TIDES repurchase	—	—	1.0	0.05

Restructuring and other costs	(5.9)	(0.28)	(1.6)	(0.08)

Fairbanks Morse Engine contract losses	(4.7)	(0.22)	—	—

Gain (loss) on sale of assets, net	(1.1)	(0.05)	1.6	0.07

Tax accrual adjustments	2.0	0.10	1.4	0.07

Impact — increase (decrease)	$(3.6)	$(0.17)	$3.1	$0.15

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain significant items on the Company’s reported net income and earnings per share. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and, with the exception of the tax accrual adjustments, have been calculated by applying a 37.5% tax rate to the pre-tax amount. The tax accrual adjustments have already been stated in after-tax amounts. The pre-tax amount of each of the other items is separately presented in the accompanying condensed consolidated statements of operations except the environmental insurance settlement ($10.0 million) and gain on TIDES repurchase ($1.5 million) which are both included in other income, and the Fairbanks Morse Engine contract losses ($7.5 million) which are included in cost of sales. The tax accrual adjustments are reflected in income tax expense. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods on a diluted basis (21.2 million and 20.9 million for the quarters ended December 31, 2004 and 2003, respectively and 21.2 million and 20.6 million for the years ended December 31, 2004 and 2003, respectively).